Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement") is made effective as of November 7, 2022 (the “Effective Date”),

by and among

Green Giant Ltd., a Delaware corporation, with its principal business address at 800 N King St, STE 308, Wilmington, DE 19801 (the “Company”);

and

Incrementum Management LLC, a Texas limited liability company, with its principal business address at 11111 Katy Freeway, Suite 910, Houston, Texas 77079 (the “Consultant”);

and

Junaid Ali, an individual with an address of 11111 Katy Freeway, Suite 910, Houston, Texas 77079 (the “Executive”).

A.	The Company desires to implement its plan to engage in green energy or carbon free energy sector in the U.S. (the “Planned Business”).

B.	The Company desires to engage the services of the Consultant under this Agreement and specifically the personal services of the Executive.

C.	The Executive is the principal owner and Manager of the Consultant.

D.	The Executive is experienced in the energy business in the U.S. and globally and has a track record of building businesses and teams to successfully pursue opportunities in the energy business.

E.	The Company desires to retain the Executive to provide certain advisory and management services to facilitate its implementation of the Planned Business upon the terms and conditions in this Agreement.

F.	The Consultant has agreed to provide the consulting services contemplated by this Agreement and will ensure that the Executive will devote at least an average of forty hours per week to the Planned Business of the Company and serve as its Chief Executive Officer.

G.	The Executive is willing to provide his personal services on behalf of the Consultant and is willing to serve as Chief Executive Officer of the Company and perform his duties as contemplated by this Agreement.

Therefore, the parties agree as follows:

1.       ENGAGEMENT.

The Company hereby engages the services of the Consultant under this Agreement. The Consultant agrees to perform the Services described below and shall utilize the services of the Executive for at least an average of 40 hours per week to perform such services (subject to vacation, sick days and other Company policies). By his execution of this Agreement, the Executive hereby agrees to serve as the Chief Executive Officer of the Company to provide the management services and consultancy and other services to implement and advance the Company’s Planned Business as the Board of Directors of the Company (the “Board”) may reasonably request from time to time (“Management Services”) to the Company, including (i) introducing to the Company U.S. based personnel with sufficient experience to implement the Planned Business, (ii) developing operational business plans and operating policies and procedures, (iii) recommending appropriate office space and facilities, (iv) managing the daily operations of the Company, (v) developing acquisitions and business partnership strategy and identifying potential target, executing on acquisitions and business partnership strategies approved by the Board, (vi) reporting to the Board on a monthly basis, and (vii) otherwise executing on the strategic plan approved by the Board. The Executive shall be subject to periodic budgeting guidelines and general oversight provided by the Board.

2.       REASONABLY BEST EFFORTS.

The Consultant agrees to cause the Executive to perform, and the Executive hereby agrees to perform, faithfully, and industriously, using Executive’s ability, experience, and talents, all of the Management Services that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Company may require from time to time. The Executive shall devote at least an average of forty hours per week to the rendition of such Services, as commercially reasonably required to achieve the Planned Business. In addition, the Executive will not engage in any other gainful occupation which creates a conflict of interest with his responsibilities under this Agreement without the prior approval of the Board of Directors except the business involvement set forth in Annex A (“Executive’s Existing Business”), with the exception that the Executive may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit. The Executive shall provide the Company with all information, suggestions, and recommendations regarding the Company’s Planned Business and potential acquisition or business partnership targets, of which the Executive has knowledge

3.       CONSULTING FEE.

The Consultant shall be entitled to receive an annual consulting fee from the Company in the aggregate amount of US$360,000 (Three Hundred and Sixty Thousand US Dollars) (the “Consulting Fee”). Such Consulting Fee shall be payable in quarterly installments of US$90,000 on the first business day of each January, April, July and October. Upon termination of this Agreement, the Consulting Fee payments under this paragraph 3 shall cease; provided, however, that the Consultant shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Consultant has not yet been paid. The initial Consulting Fee payment which shall be due and payable on the Effective Date shall be prorated and equal to $90,000 less $1,000 for each day after October 1, 2022.

4.       BUSINESS PLAN, BONUSES AND INCENTIVES

During the first 180 days after the Effective Date (“Assessment Term”), the Executive will work together with representatives of the Company and the Board to develop a viable business plan for the Company in the U.S. together with a bonus and incentive plan for the Consultant and / or the Executive. The general parameters of any bonus would be for the Consultant and / or the Executive to be entitled to 20% of the net profit of the Planned Business assuming successful implementation of the business plan. The bonus plan will be paid in a combination of common stock of Green Giant Inc. and USD as agreed but generally on a 50 / 50 basis with more stock payable in the earlier stages of a project and more in USD as the project matures. The proposed business plan shall be reviewed by legal counsel acceptable to the Company and Consultant to ensure regulatory compliance.

Either Party may terminate this Agreement during the Assessment Term with thirty (30) day’s prior notice.

5.       EXPENSE REIMBURSEMENT.

The Company will reimburse the Consultant for “out-of-pocket” expenses incurred by the Consultant or the Executive and which expenses are accounted for and accompanied by appropriate vouchers and other back-up information, all in accordance with the Company’s policies in effect from time to time. The Consultant may recommend the Company engage consultants and/or professionals in furtherance of the Planned Business and such services engaged by the Company shall be at the expense of the Company.

6.       CONFIDENTIALITY

(a)  Confidentiality and Non-disclosure. The Consultant and the Executive hereby agrees at all times during the term of this Agreement and after its termination, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, corporation or other entity without prior written consent of the Company, any Confidential Information. The Consultant and the Executive understand that “Confidential Information” means any proprietary or confidential information of the Company, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware, configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Company does business, information regarding the skills and compensation of other employees of the Company or other business information disclosed to the Consultant and/or the Executive by or obtained by the Consultant and/or the Executive from the Company, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Consultant and/or the Executive. The Consultant and the Executive may disclose Confidential Information to professionals (including bankers, accountants, attorneys, and others approved by the Board in furtherance of the Planned Business provided that such persons acknowledge the confidentiality requirements of this Section 6 and agree to be bound thereby.

(b) Company Property. The Consultant and the Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Company are property of the Company and subject to inspection by the Company at any time. Upon termination of this Agreement (or at any other time when requested by the Company), the Consultant and the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of their compliance with this Agreement. Under no circumstances will the Consultant and the Executive have, following their termination, in their possession any property of the Company, or any documents or materials or copies thereof containing any Confidential Information, unless the Company otherwise agrees in writing.

(c)  Former Employer Information. The Consultant and the Executive agrees that they have not and will not, during the term of this Agreement, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Consultant and the Executive have an agreement or duty to keep in confidence information acquired by Consultant and the Executive, if any, or (ii) bring into the premises of the Company any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Consultant and the Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d) Third Party Information. The Consultant and the Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant and the Executive agrees that the Consultant and the Executive owe the Company and such third parties, during the term of this Agreement by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

This Section 6 shall survive the termination of this Agreement for any reason. In the event the Consultant and/or the Executive breaches this Section 6, the Company shall have right to seek remedies permissible under applicable law.

(e)  Executive’s Existing Business. There is a possibility that the Company and the Executive’s Existing Business may work together on different projects or have differing roles in the same project. The Company agrees to sign appropriate agreements to protect Executive’s Existing Business’ Confidential Information on substantially similar terms to those in this Section 6 and to agree to restrictive covenants in favor of the Executive’s Existing Business substantially similar to those in favor of the Company in Section 7.

7.       NON-COMPETITION AND NON-SOLICITATION

In consideration of the salary paid to the Consultant by the Company and subject to applicable law, the Consultant and the Executive agree that during the term of this Agreement and for a period of one (1) year following the termination of this Agreement for whatever reason:

(a) The Consultant and the Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Consultant and the Executive in the Consultant and the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b) The Consultant and the Executive will not assume employment with or provide services as a director or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, in any Competitor; and

(c) The Consultant and the Executive will not seek, directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the 120 days preceding such termination.

The provisions contained in Section 7 are considered reasonable by the Consultant, the Executive and the Company. In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 7 shall survive the termination of this Agreement for any reason. In the event the Consultant and the Executive breaches this Section 7, the Consultant and the Executive acknowledge that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). In any event, the Company shall have right to seek all remedies permissible under applicable law.

8.       TERM/TERMINATION.

The term of this Agreement shall be for an initial term expiring three (3) years after the Effective Date unless earlier terminated in accordance with Paragraph 4. The term shall be renewed automatically for additional one-year terms thereafter unless either Party gives notice in writing to the other party within sixty (60) days before the expiration of the initial term or any additional term, of its desire to terminate this Agreement. The capitalized word “Term” means the period beginning with the Effective Date and ending on its termination. This Agreement and the Company's engagement of the Consultant hereunder may also be terminated at any time (i) upon mutual agreement of the Company and the Consultant at any time, (ii) for Cause (defined below) or (iii) upon convenience upon six months prior written notice by either Party. No termination of this Agreement, whether pursuant to this Section 8 or otherwise, will affect the Company's duty to pay any fees accrued, or reimburse any cost or expense incurred, pursuant to the terms of this Agreement prior to the effective date of termination. “Cause” means any of the following:

(a)              Gross negligence or material neglect by either Party in the performance of its duties under this Agreement that is not corrected within 15 days after the other Party gives written notice the defaulting Party of the conduct in question and the action required to correct it;

(b)             Be convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement;

(c)              A material breach by a Party of this Agreement including but not limited to Sections 6 and 7 unless the breach is curable and the breach is cured within 10 days after the other Party gives written notice of the breach and the action required to cure it,

(d)             Breach of any federal state or local law, rule or regulation of the United States other than traffic violations or misdemeanor.

9.       INDEPENDENT CONTRACTOR / EXECUTIVE’S EXISTING BUSINESS / CONFLICTS.

Each of the parties hereto expressly understand and agree that the relationship of the Company, on the one hand, and the Consultant and the Executive, on the other hand, is contractual, and not employer and employee. Accordingly, it is expressly understood and agreement that the Consultant and the Executive are each independent contractors to the Company and neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party. The Executive will use good faith efforts to avoid conflicts between the Company and Executive’s Existing Business. Executive will disclose to the Company any potential or actual conflict of which he becomes aware between Executive’s obligations under this Agreement and Executive’s obligations to Executive’s Existing Business.

10.       COMPLIANCE WITH U.S. REGULATIONS.

It is the intent of the Parties to comply with all U.S. laws, rules, regulations, and executive orders including, without limitation, CFIUS, the Patriot Act, the Foreign Corrupt Practices Act and all securities laws, rules and regulations and will take all reasonable action to maintain compliance with all U.S. laws, rules, regulations, and executive orders during the Term. The Consultant and the Executive acknowledge that the United States securities laws and other laws prohibit any person or entity who has material non-public information (“MNPI”) concerning the Company from purchasing or selling any of Green Giant Inc.’s (“GGE”) securities, and from communicating such information to any person or entity under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Consultant and the Executive acknowledge that some or all of the Confidential Information may include MNPI for purposes of the federal securities laws. The Consultant and the Executive acknowledge and agrees the Consultant and the Executive or any individual or entities (“Affiliate”) affiliated with or controlled by the Consultant and the Executive will abide by all securities laws relating to the handling of and acting upon such information. The Consultant and the Executive is expressly prohibited from purchasing or selling securities of GGE based on such Confidential Information. The Consultant and the Executive will take reasonable steps to ensure that the Consultant and the Executive or its Affiliate will not purchase or sell the GGE’s securities in reliance upon MNPI until such time as no violation of the applicable securities laws would result from such securities trading. The Consultant and the Executive and its Affiliates are prohibited from informing, or “tipping”, any other person about such MNPI. In addition, the Consultant and the Executive will be subject to GGE’s Insider Trading Compliance Manual annexed to this Agreement as Annex B.

11.       RETURN OF PROPERTY.

Upon termination of this Agreement, the Consultant and the Executive shall deliver to the Company all property which is Company property or related to Company business (including keys, records, notes data, memoranda, models, and equipment) that is in the Consultant’s or the Executive’s possession or under the Executive’s control.

12.        NOTICES.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

If to the Company:	Green Giant, Inc. Email: dorothy@gge.com 800 N King St, Ste 308, Wilmington, DE 19801 Attention: Dorothy Liu
with a copy to:	Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Email: jwu@htflawyers.com Attention: Joan Wu

If to the Consultant:	Incrementum Management LLC 11111 Katy Freeway, Suite 910 Houston, Texas 77079 Email: Junaid.ali@prismecs.com Attention: Junaid Ali

with a copy to:	David M. Sloan 23 W Trace Creek Dr. The Woodlands, Texas 77381 Email: sloandm@advisory-counsel.com Attention: David M. Sloan

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

13.       BINDING AGREEMENT.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the Company is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, the Company represents and warrants that this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement pursuant to whatever separate agreement the Company signs regarding its acquisition, merger or asset transfer. The Company acknowledges that this obligation is material to this Agreement. The parties understand that the obligations of the Executive are personal and may not be assigned by the Executive.

14.       ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15.       AMENDMENT.

This Agreement may be modified or amended, if the amendment is made in writing and is signed by all parties.

16.       SEVERABILITY.

If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.       WAIVER OF CONTRACTUAL RIGHT.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.       APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule. Any action or complaint filed or brought must be brought exclusively in either state or federal courts in Houston, Harris County, Texas.

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IN WITNESS WHEREOF, the Company, the Consultant and the Executive have each executed and delivered this Consultancy Agreement, the Effective Date set forth above.

COMPANY:

Green Giant Ltd.

By:	/s/ Neng Chen	Date:	11/7/2022

Name:	Neng Chen
Title:	Chief Executive Officer

CONSULTANT:

Incrementum Management LLC		Date:	11/7/2022

By:	/s/ Junaid Ali

Name:	Junaid Ali
Title:	CEO

EXECUTIVE:

By:	/s/ Junaid Ali	Date:	11/7/2022

Name:	Junaid Ali